Exhibit 99.1
FOR IMMEDIATE RELEASE
RailAmerica, Inc. Reports First Quarter 2010 Results
First Quarter Highlights
•	Revenue increased 14% versus first quarter 2009.

•	Carloads up 5% versus first quarter 2009.

•	Operating income of $18.7 million.

•	Loss from continuing operations of $0.05 per share including $0.07 per share non-cash charge for swap amortization.
JACKSONVILLE, FL, April 28, 2010 — RailAmerica, Inc. (NYSE: RA) today reported financial results for the quarter ended March 31, 2010. First quarter 2010 revenue increased 14% to $112.7 million from $99.2 million in the first quarter of 2009. Freight revenue increased 14% to $93.1 million while carloads increased 5%. Non-freight revenue increased 14% to $19.6 million.
John Giles, RailAmerica’s President and Chief Executive Officer, said “We are off to a solid start in 2010 and are encouraged by a clearly improving economy. The pickup in business activity appears sustainable, and we are optimistic this year will mark our return to positive full year carload growth for the first time since 2006. In the operating expense area, we continued to reduce our overall cost structure though higher fuel prices hurt our earnings in the first quarter. Operating income was up 15% versus a year ago excluding the impact of the 45G tax credit monetization that we recognized in the first quarter of 2009. Our cash flow performance was also strong in the first quarter as we continue our focus on effective management of capital expenditures and working capital. In the corporate development area, we are moving forward in a disciplined manner to create value for our shareholders by pursuing acquisition opportunities.”
After recognizing non-cash charges totaling $3.6 million after tax for interest rate swap termination costs, RailAmerica reported a first quarter 2010 loss from continuing operations of $2.8 million, or $0.05 per diluted share. This compares to a loss from continuing operations of $0.1 million, or $0.00 per diluted share, for first quarter 2009. Net loss, which includes discontinued operations, was $0.05 per diluted share in the first quarter of 2010 compared to net income of $0.02 per diluted share for the first quarter of 2009.
First quarter 2010 operating income declined 8% to $18.7 million from $20.4 million in the first quarter of 2009. Higher fuel prices and lower fuel surcharge had a combined $4.5 million unfavorable impact on operating income. Higher fuel prices accounted for a $3.0 million increase in fuel expense and fuel surcharge revenue was $1.5 million lower primarily due to the lag inherent in our fuel surcharge programs. Incentive compensation and health insurance costs also increased for the quarter. Another factor in the expense increase was the absence of any operating expense benefit in the first quarter of 2010 from monetizing 45G tax credits; first quarter 2009 operating expenses were favorably impacted by a $4.1 million 45G benefit as shown in the table below.

	For the Three Months Ended
($ in thousands)	March 31,
	2010	2009
Operating revenue	$112,744	$99,237
Operating expense	(94,001)	(78,854)

Operating income, reported	18,743	20,383

Less: Benefit from 45G tax credit monetization	—	(4,124)

Operating income before 45G benefit (1)	$18,743	$16,259

[1]	See schedule at the end of press release for a reconciliation of non-GAAP financial measures.
As previously announced, RailAmerica, Inc. will present its first quarter earnings on Thursday, April 29, 2010 at 8:30 a.m. Eastern Time via live teleconference and webcast. Those interested in participating via teleconference may dial (877) 756-2088. Callers outside the U.S. may dial (574) 941-1456. The conference ID number is 64379335. Participants should dial in no later than 10 minutes prior to the call. Presentation materials and access to the live webcast will be available in the Investors section of RailAmerica’s website (www.railamerica.com). Following the earnings call, a webcast replay will be archived on the Company’s website. A telephone replay will be available through May 13, 2010 beginning approximately two hours after the call. The recording can be accessed by dialing (800) 642-1687 or (706) 645-9291. The conference ID number is 64379335.
RailAmerica, Inc. owns and operates short line and regional freight railroads in North America, operating a portfolio of 40 individual railroads with approximately 7,400 miles of track in 27 U.S. states and three Canadian provinces.
     Cautionary Note Regarding Forward-Looking Statements
Certain items in this press release and other information we provide from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “appears,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. RailAmerica, Inc. can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from RailAmerica, Inc.’s expectations include, but are not limited to, prolonged capital markets disruption and volatility, general economic conditions and business conditions, our relationships with Class I railroads and other connecting carriers, our ability to obtain railcars and locomotives from other providers on which we are currently dependent, legislative and regulatory developments including rulings by the Surface Transportation Board or the Railroad Retirement Board, strikes or work stoppages by our employees, our transportation of hazardous materials by rail, rising fuel costs, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we operate; and other risks detailed in RailAmerica, Inc.’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Commission on March 26, 2010. In addition, new risks and uncertainties emerge from time to time, and it is not possible for RailAmerica, Inc. to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. RailAmerica, Inc. expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.
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INVESTOR CONTACT
Ira Berger
Office: 904.538.6332
MEDIA CONTACT
Donia Crime
Office: 904.645.6200
Cell: 404.271.1437

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
	(In thousands, except per share data)
Operating revenue	$112,744	$99,237
Operating expenses:
Transportation	52,410	45,262
Selling, general and administrative	30,708	23,832
Net gain on sale of assets	(32)	(454)
Depreciation and amortization	10,915	10,214

Total operating expenses	94,001	78,854

Operating income	18,743	20,383
Interest expense (including amortization costs of $7,304 and $5,112, respectively)	(22,704)	(18,590)
Other income (loss)	459	(1,164)

Income (loss) from continuing operations before income taxes	(3,502)	629
Provision for (benefit from) income taxes	(672)	766

Loss from continuing operations	(2,830)	(137)
Discontinued operations:
Gain on disposal of discontinued business (net of income taxes of $1 and $90, respectively)	1	184
Income from operations of discontinued business (net of income taxes of $141 and $466, respectively)	315	946

Net income (loss)	$(2,514)	$993

Basic earnings (loss) per common share:
Continuing operations	$(0.05)	$0.00
Discontinued operations	0.00	0.02

Net income (loss)	$(0.05)	$0.02

Diluted earnings (loss) per common share:
Continuing operations	$(0.05)	$0.00
Discontinued operations	0.00	0.02

Net income (loss)	$(0.05)	$0.02

Weighted Average common shares outstanding:
Basic	54,568	43,604
Diluted	54,568	43,604

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2010	2009
	(In thousands, except share data)
ASSETS

Current assets:
Cash and cash equivalents	$204,148	$190,218
Accounts and notes receivable, net of allowance of $5,106 and $4,557, respectively	76,861	66,619
Current deferred tax assets	12,697	12,697
Other current assets	15,165	21,958

Total current assets	308,871	291,492
Property, plant and equipment, net	955,653	952,527
Intangible assets	136,116	136,654
Goodwill	201,030	200,769
Other assets	16,668	17,187

Total assets	$1,618,338	$1,598,629

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$675	$669
Accounts payable	63,851	53,948
Accrued expenses	38,616	34,675

Total current liabilities	103,142	89,292
Long-term debt, less current maturities	2,715	3,013
Senior secured notes	640,696	640,096
Deferred income taxes	185,658	185,002
Other liabilities	22,149	21,895

Total liabilities	954,360	939,298

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 400,000,000 shares authorized; 54,884,640 shares issued and outstanding at March 31, 2010; and 54,364,306 shares issued and outstanding at December 31, 2009	549	544
Additional paid in capital and other	631,114	630,653
Retained earnings	43,872	46,386
Accumulated other comprehensive loss	(11,557)	(18,252)

Total stockholders’ equity	663,978	659,331

Total liabilities and stockholders’ equity	$1,618,338	$1,598,629

RAILAMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,514)	$993
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, including amortization of debt issuance costs classified in interest expense	12,151	15,432
Amortization of swap termination costs	6,073	—
Net gain on sale or disposal of properties	(34)	(728)
Foreign exchange loss on debt	—	1,164
Equity compensation costs	1,525	790
Deferred income taxes and other	(1,952)	1,322
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(9,980)	(10,880)
Other current assets	6,618	588
Accounts payable	9,220	(994)
Accrued expenses	4,169	(14,322)
Other assets and liabilities	164	300

Net cash provided by (used in) operating activities	25,440	(6,335)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(11,679)	(11,651)
Proceeds from sale of assets	343	17,335
Deferred acquisition/disposition costs and other	—	(355)

Net cash provided by (used in) investing activities	(11,336)	5,329

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(292)	(434)
Costs associated with sale of common stock	(106)	—
Deferred financing costs paid	(95)	—

Net cash used in financing activities	(493)	(434)

Effect of exchange rates on cash	319	(179)

Net increase (decrease) in cash	13,930	(1,619)
Cash, beginning of period	190,218	26,951

Cash, end of period	$204,148	$25,332

RAILAMERICA, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2010		2009
Operating revenue	$112,744	100.0%	$99,237	100.0%
Operating expenses:
Labor and benefits	36,965	32.8%	31,414	31.7%
Equipment rents	8,432	7.5%	9,034	9.1%
Purchased services	8,497	7.5%	7,865	7.9%
Diesel fuel	10,785	9.6%	7,689	7.7%
Casualties and insurance	3,549	3.1%	4,644	4.7%
Materials	3,851	3.4%	2,611	2.6%
Joint facilities	2,146	1.9%	1,410	1.4%
Other expenses	8,893	7.9%	8,551	8.6%
Track maintenance credit (45G)	—	0.0%	(4,124)	(4.1)%
Net gain on sale of assets	(32)	0.0%	(454)	(0.4)%
Depreciation and amortization.	10,915	9.7%	10,214	10.3%

Total operating expenses	94,001	83.4%	78,854	79.5%

Operating income	$18,743	16.6%	$20,383	20.5%

RAILAMERICA, INC. AND SUBSIDIARIES
Railroad Freight Revenue, Carloads and Average Freight Revenue
Per Carload
Comparison by Commodity Group
(unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2010			March 31, 2009
			Average Freight			Average Freight
	Freight		Revenue per	Freight		Revenue per
	Revenue	Carloads	Carload	Revenue	Carloads	Carload
	(Dollars in thousands, except carloads and average freight revenue per carload)
Agricultural Products	$15,486	33,942	$456	$12,218	28,566	$428
Chemicals	13,634	22,914	595	11,439	19,874	576
Metallic Ores and Metals	9,621	17,056	564	5,741	10,159	565
Coal	9,585	42,775	224	9,061	44,510	204
Pulp, Paper and Allied Products	7,958	13,995	569	7,580	14,465	524
Non-Metallic Minerals and Products	7,885	17,752	444	8,100	19,559	414
Food or Kindred Products	6,852	14,018	489	6,731	13,111	513
Forest Products	6,548	11,423	573	6,907	11,661	592
Petroleum	5,645	11,823	477	5,359	12,314	435
Waste and Scrap Materials	5,298	13,105	404	4,721	13,181	358
Other	2,788	7,104	392	2,913	8,567	340
Motor Vehicles	1,806	3,241	557	1,196	3,261	367

Total	$93,106	209,148	$445	$81,966	199,228	$411

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES
     Operating Income Before 45G Benefit and Operating Ratio Before 45G Benefit are supplemental measures of profitability that are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We use non-GAAP financial measures as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. However, Operating Income Before 45G Benefit and Operating Ratio Before 45G Benefit have limitations as an analytical tool. They are not measurements of our profitability under GAAP and should not be considered as an alternative to Operating Income or Operating Ratio as a measure of profitability.
     Operating Income Before 45G Benefit and Operating Ratio Before 45G Benefit assists us in measuring our performance and profitability of our operations without the impact of monetizing the 45G Tax Benefit. The following table sets forth the reconciliation of Operating Income Before 45G Benefit from our Operating Income and Operating Ratio Before 45G Benefit from our Operating Ratio.

	Quarter Ended March 31,
($ in thousands)	2010		2009

Operating revenue	$112,744		$99,237
Operating expense	(94,001)		(78,854)

Operating income, reported	$18,743		$20,383

Operating ratio, reported		83.4%		79.5%

Less: Benefit from 45G tax credit monetization	—	0.0%	(4,124)	(4.1%)

Operating income, before 45G benefit	$18,743		$16,259

Operating ratio, before 45G benefit		83.4%		83.6%